                             REINSURANCE AGREEMENT

                                    BETWEEN

                    GENERAL AMERICAN LIFE INSURANCE COMPANY

                              ST. LOUIS, MISSOURI

                      referred to as the "Ceding Company"

                                      AND

                      METROPOLITAN LIFE INSURANCE COMPANY

                              NEW YORK, NEW YORK

                        referred to as the "Reinsurer"

1231-99GA

                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----
ARTICLE I       GENERAL PROVISIONS                                           2

ARTICLE II      REINSURANCE PREMIUMS                                        12

ARTICLE III     ALLOWANCES                                                  13

ARTICLE IV      BENEFIT PAYMENTS                                            14

ARTICLE V       RESERVE ADJUSTMENTS                                         16

ARTICLE VI      DIVIDENDS                                                   18

ARTICLE VII     EXPERIENCE REFUND                                           19

ARTICLE VIII    ACCOUNTING AND SETTLEMENTS                                  22

ARTICLE IX      DURATION AND RECAPTURE                                      26

ARTICLE X       TRANSITIONAL ACCOUNTING AND SETTLEMENT                      28

ARTICLE XI      ASSUMPTION REINSURANCE                                      30

ARTICLE XII     CREDITING RATE POLICY                                       32

ARTICLE XIII    REPRESENTATIONS AND WARRANTIES                              33

ARTICLE XIV     ARBITRATION                                                 36

ARTICLE XV      INSOLVENCY                                                  39

ARTICLE XVI     EXECUTION AND EFFECTIVE DATE                                40

SCHEDULE A      POLICIES AND RISKS REINSURED                                41

SCHEDULE B      QUARTERLY REPORT OF ACTIVITY AND SETTLEMENTS                42

SCHEDULE C      MODIFIED COINSURANCE RESERVE INVESTMENT CREDIT              44

SCHEDULE D      SERVICING ARRANGEMENT                                       46

SCHEDULE E      ADMINISTRATIVE AND SERVICING FEES                           53

SCHEDULE F      THIRD PARTY REINSURANCE                                     54

EXHIBIT A       NOTICE TO POLICYOWNERS

                             REINSURANCE AGREEMENT
                             ---------------------

This Reinsurance Agreement (the "Agreement") is made and entered into as of December 31, 1999 by and between between General American Life Insurance Company (hereinafter referred to as the "Ceding Company") and Metropolitan Life Insurance Company (hereinafter referred to as the "Reinsurer") with respect to the policies described in Schedule A, attached hereto (the "Policies").

The Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement, and the Ceding Company will be and remain the only party hereunder that is liable to any insured, policyowner or beneficiary under any policy reinsured hereunder, except as described in Article XI, pursuant to which the Reinsurer may, in the event of a specified contingency, be obligated to assume direct policy liabilities to policyholders with respect to the Policies reinsured hereunder. Unless assumption occurs pursuant to Article XI, however, the Ceding Company will be and remain solely liable to such parties.

                                   ARTICLE I

                              GENERAL PROVISIONS
                              ------------------

1.   Policies and Risks Reinsured. The Reinsurer agrees to indemnify the Ceding
     ----------------------------
     Company for, and the Ceding Company agrees to reinsure with the Reinsurer, according to the terms and conditions hereof, the portion of the risks under the Policies.

2.   Exclusions. Funding agreements are not reinsured under this Agreement.
     ----------

3.   Plan of Reinsurance. This indemnity reinsurance is on a modified-
     -------------------
     coinsurance basis. The Ceding Company will retain, control and own all assets held in relation to the Modified Coinsurance Reserve.

4.   Expenses. The Reinsurer will bear no part of the expenses incurred in
     --------
     connection with the Policies reinsured hereunder, except as otherwise provided herein.

5.   Policy Changes. The Ceding Company must provide written notification to
     --------------
     the Reinsurer of any change which affects the original terms or conditions of any policy reinsured hereunder not later than fifteen (15) days after the change takes effect. The Reinsurer will provide written notification to the Ceding Company as to the Reinsurer's acceptance or rejection of the change within fifteen (15) days after receipt of notice of the change. If the Reinsurer accepts any such change, the Reinsurer will (a) assume that portion of any increase in the Ceding Company's liability, resulting from the change, which corresponds to the portion of the Policies reinsured hereunder, and (b) receive credit for that portion of any decrease in the Ceding Company's liability, resulting from the change, which corresponds to the portion of the Policies reinsured hereunder. If the Reinsurer rejects any such change, the Reinsurer's liability under this Agreement will be determined as if no such change had occurred.

6.   Indemnification and Limitation of Liability. The Reinsurer assumes no
     -------------------------------------------
     liability under this Agreement for any damages, fines, penalties, costs or expenses, or portion thereof, levied on or assessed against the Ceding Company by any court or regulatory body on the basis of negligence, oppression, malice, fraud, fault, wrongdoing or bad faith by the Insurer in connection with any claim or for any act or omission that is not consistent with the generally accepted practices and standards of the life insurance industry applicable at the time of such act or omission, unless the Reinsurer shall have received notice of and concurred with the actions taken or not taken by the Ceding Company that led to the levy or assessment, in which case the Reinsurer shall pay, as its share of such levy or assessment, the proportional amount determined by the ratio of reinsurance held by the Reinsurer to the total limit of liability under the Policies.

     Each party will indemnify and hold the other party, its affiliates', directors, officers, employees and all other persons and entities acting on behalf of or under the control of any of them harmless from and against any and all claims, including reasonable attorneys fees and court costs, that result from any negligent, dishonest, malicious, fraudulent or criminal act or omission or arising out of or related to any incorrect representation, warranty or obligation of this Agreement or any failure or breach of this Agreement by the indemnifying party, its directors, officers, employees, other representatives or any other person or entity acting on behalf of or under the control of any of them.

     In no event shall any party to this Agreement be liable to any other party for punitive, indirect or consequential damages arising under this Agreement for any cause whatsoever, whether or not such party has been advised or could have foreseen the possibility of such damages.

7.   Policy Administration. The Ceding Company will administer the Policies
     ---------------------
     reinsured hereunder and will perform all accounting for such Policies.

8.   Inspection. At any reasonable time, the Reinsurer and the Ceding Company
     ----------
     may inspect, during normal business hours, at the principal office of the other party, the original papers and any and all other books or documents relating to or affecting reinsurance under this Agreement. The information obtained through any inspection pursuant to this Paragraph will not be used for any purpose not relating to reinsurance hereunder.

9.   Taxes and Assessments. The allowance for any premium taxes, guarantee fund
     ---------------------
     assessments, special assessments or excise taxes paid in connection with the Policies reinsured hereunder is included in the Allowances, described in Article III. The Reinsurer will not reimburse the Ceding

     Company for any other taxes or assessments paid by the Ceding Company in connection with the Policies reinsured hereunder.

10.  Proxy Tax Provisions. The parties will make a joint election, in
     --------------------
     accordance with Treas. Reg. 1.848-2(g)(8), issued December 28, 1992, under
     (S) 848 of the Internal Revenue Code and the party with the net positive consideration under this Agreement will capitalize specified contracts acquisition expenses with respect to this Agreement without regard to the general deductions limitations of (S) 848(c)(1) of the Code:

     (a) the election will take effect on the effective date and will remain in effect for all subsequent years that this Agreement remains in effect; and

     (b) each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective that identifies the agreements (including this Agreement) for which joint elections have been made under this Regulation.

     Pursuant to this joint election:

     (a) each party will exchange information pertaining to the amount of net consideration under this Agreement to assure consistency or as may otherwise be required by the Internal Revenue Service;

     (b) Ceding Company will submit its calculation of the "net consideration" as defined under the above referenced regulation to Reinsurer not later than May 1 for each and every tax year for which this Agreement is in effect;

     (c) Reinsurer may challenge such calculation within ten (10) working days of receipt of the Ceding Company's calculation; and

     (d) the parties will act in good faith to reach agreement as to the correct amount of net consideration whenever there is disagreement as to the amount of net consideration as determined under Treas. Reg. 1.848-2(f).

     Each party represents and warrants that it is subject to U. S. taxation under Subchapter L of Chapter 1 of the Code.

11.  Condition. The reinsurance hereunder is subject to the same limitations
     ---------
     and conditions as specified in the Policies issued by the Ceding Company which are reinsured hereunder, except as otherwise provided in this Agreement.

12.  Misunderstandings and Oversights. If any failure to pay amounts due or to
     --------------------------------
     perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Ceding Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.

13.  Adjustments. If the Ceding Company's liability under any of the Policies
     -----------
     reinsured hereunder is changed because of a misstatement of age, sex or any other material fact, the Reinsurer will (a) assume that portion of any increase in the Ceding Company's liability, resulting from the change, which corresponds to the portion of the Policies reinsured hereunder, and
     (b) receive credit for that portion of any decrease in the Ceding Company's liability, resulting from the change, which corresponds to the portion of the Policies reinsured hereunder.

14.  Reinstatements. If a policy reinsured hereunder lapses, and is
     --------------
     subsequently reinstated while this Agreement is in force, the reinsurance for such policy will be reinstated automatically. The Ceding Company will pay the Reinsurer the Reinsurer's proportionate share of all amounts received by the Ceding Company in connection with the reinstatement of the policy, plus any amounts previously refunded to the Ceding Company by the Reinsurer in connection with the lapse of the policy.

15.  Assignment. Neither the Ceding Company nor the Reinsurer may assign any of
     ----------
     its rights, duties or obligations under this Agreement without prior written consent of the other party.

16.  Amendments. This Agreement may be amended only by written agreement of the
     ----------
     parties. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

17.  Entire Agreement. The terms expressed herein constitute the entire
     ----------------
     agreement between the parties with respect to the Policies reinsured hereunder. There are no understandings between the parties with respect to the Policies reinsured hereunder other than as expressed in this Agreement.

18.  Current Practices. The Ceding Company will not materially change, alter or
     -----------------
     otherwise compromise its underwriting, claims paying or administrative practices with respect to the Policies reinsured hereunder without prior written consent of the Reinsurer.

19.  Notice. Written notices under this Agreement shall be effective when
     ------
     delivered to any party at the address provided herein:

     If to Reinsurer:

     Ira H. Shuman, Associate General Counsel
     Metropolitan Life Insurance Company
     One Madison Avenue
     New York, NY 10010

     If to the Ceding Company:

     Tim Klopfenstein, Vice President & Chief Financial Officer,
     Individual Finance
     General American Life Insurance Company
     13045 Tesson Ferry Road
     St. Louis, Missouri 63128

     Either party may change its address by giving the other party written notice of its new address.

20.  Law and Venue. While the parties intend that any disputes under this
     -------------
     Agreement will be resolved through arbitration in accordance with the provisions of this Agreement and that the arbitrators acting pursuant to the provisions of this Agreement will not be bound by strict rules of law in reaching decisions, to the extent a question should arise as to the laws of which state govern this Agreement, said State shall be the State of New York without regard to New York choice of law rules.

21.  Waiver, Severability and Survival. No waiver by either party of any
     ---------------------------------
     default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision thereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent. In the event that any provision or term of this Agreement shall be held by any court to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with original intent of the parties, and the parties will attempt in good faith to renegotiate the Agreement to carry out its original intent. All of the provisions of this Agreement shall, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights thereunder, survive its termination.

22.  Third Party Beneficiary. Other than as specifically provided in Article
     -----------------------
     XI, Assumption Reinsurance, this Agreement shall not create any legal relation or obligation between or establish any rights against the Reinsurer and any other persons not parties to this Agreement.

23.  Identification. Except as necessary to perform its obligations hereunder,
     --------------
     neither party shall use the name, trademark, service mark, logo or identification of the other party without the other party's prior written consent.

24.  Independent Contractor. The parties hereto agree that in performing
     ----------------------
     Services, the Ceding Company shall be an independent contractor and not an employee of the Reinsurer. The Ceding Company's authority to perform services on behalf of the Reinsurer is limited to the terms of this Agreement.

25.  Definitions. The following capitalized terms shall have the meanings set
     -----------
     forth below when used in this Agreement:

     Closing Date. "Closing Date" shall mean the date mutually agreed upon by
     ------------
     the parties upon which a Closing occurs.

     Closing. "Closing" shall mean the closing of the assumption transaction
     -------
     pursuant to the terms of this Agreement.

     Third Party Reinsurance Agreements. "Third Party Reinsurance Agreements"
     ----------------------------------
     shall mean the reinsurance agreements listed on Schedule F of this Agreement under which the Ceding Company has ceded liabilities with respect to the Policies reinsured hereunder.

     Assumption Date. "Assumption Date" shall mean the first date on which the
     ---------------
     Contingency occurs.

     Contingency. "Contingency" shall mean the date on which the Ceding
     -----------
     Company's risk based capital ("RBC" ) ratio, for life insurers, as defined in the Risk-Based Capital (RBC) for Insurers Model Act, falls below the NAIC Authorized Company Action Level.

     Assumed Policies. "Assumed Policies" shall mean the Policies described in
     ----------------
     Schedule A of this Agreement which were issued by the Ceding Company and assumed by the Reinsurer following the Assumption Date.

                                  ARTICLE II

                             REINSURANCE PREMIUMS
                             --------------------

1.   Reinsurance Premiums. The Ceding Company will pay the Reinsurer
     --------------------
     Reinsurance Premiums on all Policies reinsured under this Agreement in an amount equal to that portion of the gross premiums collected during the Accounting Period by the Ceding Company which corresponds to the portion of the Policies reinsured hereunder. The Reinsurance Premiums paid to the Reinsurer by the Ceding Company will be remitted to the Reinsurer at the end of the Accounting Period during which the gross premiums were collected by the Ceding Company.

2.   Ceded Reinsurance Premiums. The Reinsurer will reimburse the Ceding
     --------------------------
     Company for any Ceded Reinsurance Premiums attributable to the portions of the Policies reinsured hereunder which are paid by the Ceding Company under other reinsurance agreements as described in Article IV, Paragraph 7.

3.   Third Party Expense Reimbursements. The Ceding Company will pay to the
     ----------------------------------
     Reinsurer any expense reimbursements received from Third Party Reinsurers with respect to the Policies.

                                  ARTICLE III

                                  ALLOWANCES
                                  ----------

         Commission and Expense Allowance. The Reinsurer will pay the Ceding
         --------------------------------
            Company a Commission and Expense Allowance for each Accounting Period equal to (i) plus (ii) plus (iii) (iv) plus (v), where:

                (i) equals ten percent (10%) of Reinsurance Premiums for the Accounting Period as described in Article II related to whole life and term life Policies;

                (ii) equals eight percent (8%) of Reinsurance Premiums for the Accounting Period as described in Article II related to universal life and variable universal life Policies;

                (iii) equals one-eighth of one percent (.125%) of the portion of the Modified Coinsurance Reserve, as of the end of the Accounting Period as described in Article V, Paragraph 2, related to the universal life and variable universal life Policies; and

                (iv) equals twenty-one and one fourth one hundredths of one percent (.2125%) of the average general account fund balance for the Accounting Period related to the group annuity Policies written on contract form KC997; and

                (v) equals forty-five one hundredths of one percent (.45%) of the average general account fund balance for the Accounting Period related to the group annuity Policies written on contract form 10395.

                                  ARTICLE IV

                               BENEFIT PAYMENTS
                               ----------------

1.   Benefit Payments. Benefit Payments, as referred to in this Agreement,
     ----------------
     means the sum of (i) Claims, as described in Paragraph 2 below, and (ii) Cash Surrender Values, as described in Paragraph 3 below.

2.   Claims. The Reinsurer will reimburse the Ceding Company for that portion
     ------
     of the Claims paid by the Ceding Company during the current Accounting Period in accordance with the terms of the Policies reinsured hereunder which corresponds to the portion of the Policies reinsured hereunder.

3.   Cash Surrender Values. The Reinsurer will reimburse the Ceding Company for
     ---------------------
     that portion of the Cash Surrender Values paid by the Ceding Company during the current Accounting Period in accordance with the terms of the Policies reinsured hereunder which corresponds to the portion of the Policies reinsured hereunder.

4.   Claims Notices and Reports. The Ceding Company will notify the Reinsurer
     --------------------------
     promptly after receipt of any information regarding Claims on Policies reinsured hereunder. The reinsurance claim and copies of notification, claim papers, and proofs will be furnished the Reinsurer upon request.

5.   Liability and Payment. The Reinsurer will accept the decision of the
     ---------------------
     Ceding Company with respect to payments of Claims on Policies reinsured hereunder. The Reinsurer will pay its proportionate share of Claims in a lump sum to the Ceding Company without regard to the form of settlement by the Ceding Company.

6.   Contested Claims. The Ceding Company will advise the Reinsurer of its
     ----------------
     intention to contest, compromise or litigate any Claims involving Policies reinsured hereunder. The Reinsurer will pay its share of the expenses of such contests, in addition to its share of Claims, or it may choose not to participate. If the Reinsurer chooses not to participate, it will discharge its liability by payment to the Ceding Company of the full amount of its liability on the policy reinsured hereunder.

7.   Facility of Reinsurance. The Ceding Company has entered into certain
     -----------------------
     reinsurance treaties with respect to the Policies reinsured hereunder and described in Schedule A. Under those reinsurance treaties, the Ceding Company is indemnified for Claims in excess of the Ceding Company's retention on any one policy. The Claims paid under this Agreement will be net of the benefits paid under those reinsurance treaties and in no event will exceed, as to any one policy, the Ceding Company's retention with respect to such policy as of the effective date of this Agreement times the quota share percentage assumed by the Reinsurer as described in Schedule A.

                                   ARTICLE V

                              RESERVE ADJUSTMENTS
                              -------------------

1.   Modified Coinsurance Reserve Adjustment.
     ---------------------------------------

     A. The Modified Coinsurance Reserve Adjustment will be computed at the end of each Accounting Period equal to (i) minus (ii) minus (iii), where:

          (i) equals the Modified Coinsurance Reserve, as defined in Paragraph 2 below, at the end of the current Accounting Period on the Policies reinsured hereunder;

          (ii) equals the Modified Coinsurance Reserve, as defined in Paragraph 2 below, at the end of the preceding Accounting Period, on the Policies reinsured hereunder; and

          (iii) equals the Modified Coinsurance Reserve Investment Credit described in Schedule C.

          With respect, however, to the Accounting Period during which the Effective date of this Agreement occurs, the reference in (ii) above to "the end of the preceding Accounting Period" refers to the effective date of this Agreement. In the Accounting Period in which termination of this Agreement occurs, the reference in (i) above to "the end of the current Accounting Period" refers to the transitional accounting date, as described in Article X, Paragraph 2.

     B. For any Accounting Period in which the amount computed in A. above is positive, the Reinsurer will pay the Ceding Company such amount. For any Accounting Period in which the amount computed in A. above is negative, the Ceding Company will pay the Reinsurer the absolute value of such amount.

2.   Modified Coinsurance Reserve. The term "Modified Coinsurance Reserve," as
     ----------------------------
     used in this Agreement, means the statutory reserve held by the Ceding Company with respect to the portion of the Policies reinsured hereunder.

3.   Reserve Strengthening. Any increase in reserves resulting from a reserve
     ---------------------
     strengthening with respect to the Policies reinsured hereunder will be paid by the Ceding Company to the Reinsurer at the end of the Accounting Period during which the reserve strengthening occurs.

                                  ARTICLE VI

                                   DIVIDENDS
                                   ---------

Dividends. The Reinsurer will reimburse the Ceding Company for that portion of
---------
the Dividends paid by the Ceding Company to policyowners during the current Accounting Period in accordance with the terms of the Policies reinsured hereunder which corresponds to the portion of the Policies reinsured hereunder. The Ceding Company may not change the dividend scale without the prior written approval of the Reinsurer. When seeking such approval, the Ceding Company will provide the Reinsurer with its justification for the proposed change in dividend scale. The Reinsurer's approval to such a properly documented and supported request will not be unreasonably withheld.

                                  ARTICLE VII

                               EXPERIENCE REFUND
                               -----------------

1.   General. An Experience Refund will be paid by the Reinsurer to the Ceding
     -------
     Company at the end of each Accounting Period with respect to the reinsurance hereunder, if the operation of the Experience Refund formula detailed in Paragraph 2 below produces a positive amount for that Accounting Period. If the operation of the Experience Refund formula produces a negative amount for the current Accounting Period, then the Experience Refund is set equal to zero and the negative amount will be carried forward and included in the Memorandum Account calculation, as described in Paragraph 3 below, and will be offset against any future positive Experience Refunds in accordance with item (ii) (f) of the formula detailed in Paragraph 2 below.

2.   Formula. With respect to each Accounting Period, the Experience Refund
     -------
     will be equal to (i) minus (ii), where:

           (i)  equals Reinsurance Premiums determined in accordance with
                Article II, Paragraph 1, plus the Third Party Expense Reimbursements determined in accordance with Article II, Paragraph 3; and

           (ii) equals the sum of:

                (a)  Benefit Payments, as described in Article IV, plus

                (b) the Ceded Reinsurance Premiums determined in accordance with Article II, Paragraph 2, plus

                (c) the Commission and Expense Allowance determined in accordance with Article III, plus

                (d) the Modified Coinsurance Reserve Adjustment determined in accordance with Article V, Paragraph 1, plus

                (e)  Dividends determined in accordance with Article VI, plus

                (f) the balance of the Memorandum Account, determined in accordance with Paragraph 3 below, at the beginning of the current Accounting Period, with accrued interest thereon.

3.   Memorandum Account. Should the settlement formula described in Article
     ------------------
     VIII, Paragraph 3, produce an amount due the Ceding Company, the Reinsurer will pay such amount in cash or its equivalent within fifteen (15) days after the quarterly accounting report is received by the Reinsurer. The term "Memorandum Account," as used in this Agreement, refers to the absolute value of any negative Experience Refund, determined in accordance with Paragraph 2 above, for the preceding Accounting Period, accrued with interest at the Memorandum Account, described in Paragraph 4 below. These losses, and accrued interest thereon, will be carried forward to subsequent Accounting Periods and will be a deduction item in the calculation of future Experience Refunds, in accordance with item
     (ii) (f) of Paragraph 2 above.

4.   Memorandum Account Rate. The Memorandum Account Rate at the end of each
     -----------------------
     Accounting Period will be equal to 75 basis points plus (i) divided by
     (ii), where:

           (i) equals the sum of the one month London Interbank Offered Rates (LIBOR) as published by The Wall Street Journal at the end of each calendar month ending during the current

                Accounting Period, divided by the number of calendar months ending during the current Accounting Period; and

           (ii) equals four.

                                 ARTICLE VIII

                          ACCOUNTING AND SETTLEMENTS
                          --------------------------

1.   Quarterly Accounting Period. Each Accounting Period under this Agreement
     ---------------------------
     will be a calendar quarter, except that: (a) the initial Accounting Period runs from the effective date of this Agreement through the last day of the calendar quarter during which the effective date of this Agreement falls, and (b) the final Accounting Period runs from the end of the preceding Accounting Period until the transitional accounting date of this Agreement as described in Article X, Paragraph 2. However, the Reinsurer reserves the right to adjust all accounting and settlements to a fiscal year-to-date basis.

2.   Quarterly Accounting Reports. Quarterly accounting reports in the form of
     ----------------------------
     Schedule B will be submitted to the Reinsurer by the Ceding Company for each Accounting Period not later than fifteen (15) days after the end of each Accounting Period. Such reports will include information on the amount of Reinsurance Premiums, Ceded Reinsurance Premiums, Commission and Expense Allowance, Third Party Expense Reimbursements, Benefit Payments, Dividends, Experience Refund, Memorandum Account, Modified Coinsurance Reserve Investment Credit and Modified Coinsurance Reserve.

3.   Quarterly Settlements.
     ---------------------

     A. Within fifteen (15) days after the end of each Accounting Period, the Ceding Company will pay the Reinsurer the sum of:

          (i) Reinsurance Premiums determined in accordance with Article II, Paragraph 1, plus

          (ii) any Modified Coinsurance Reserve Adjustment payable to the Reinsurer, determined in accordance with Article V, Paragraph 1; plus

          (iii) any Third Party Expense Reimbursements determined in accordance with Article II, Paragraph 3.

     B.   Simultaneously, the Reinsurer will pay the Ceding Company the sum of:

          (i)   the amount of Benefit Payments, as described in Article IV, plus

          (ii)  Ceded Reinsurance Premiums determined in accordance with
                Article II, Paragraph 2, plus

          (iii) the Commission and Expense Allowance determined in accordance with Article III, plus

          (iv) any Modified Coinsurance Reserve Adjustment payable to the Ceding Company, determined in accordance with Article V, Paragraph l, plus

          (v)   Dividends determined in accordance with Article VI, plus

          (vi)  any Experience Refund determined in accordance with Article VII.

4.   Amounts Due Quarterly. Except as otherwise specifically provided in this
     ---------------------
     Agreement, all amounts due to be paid to either the Ceding Company or the Reinsurer under this Agreement will be determined on a net basis at the end of each Accounting Period and will be due and payable within fifteen
     (15) days after the end of the Accounting Period.

5.   Annual Accounting Reports. The Ceding Company will provide the Reinsurer
     -------------------------
     with annual accounting reports within thirty (30) days after the end of the calendar year for which such reports are prepared. These reports will contain sufficient information about the Policies reinsured hereunder to enable the Reinsurer to prepare its annual financial reports and to verify information reported in Schedule B, and will include Exhibit 8 by reserve basis, Page 7, Page 25, Page 27 and Schedule S of the Annual Statement.

6.   Estimations. If the amounts, as described in Paragraph 3 above, cannot be
     -----------
     determined by the dates described in Paragraph 4 above, on an exact basis, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when they become available.

7.   Delayed Payments. For purposes of Paragraph 5 above, if there is a delayed
     ----------------
     settlement of a payment due, there will be an interest penalty, at the Memorandum Account Rate described in Article VII, Paragraph 4, for the period that the amount is overdue. For purposes of this Paragraph, a payment will be considered overdue thirty (30) days after the date such payment is due.

8.   Offset of Payments. All monies due either the Ceding Company or the
     ------------------
     Reinsurer under this Agreement will be offset against each other, dollar for dollar, regardless of any insolvency of either party. However, in the event of an insolvency, offsets will be allowed in accordance with the statutory, common and case laws of the Ceding Company's domiciliary state as such laws exist as of the effective date of this Agreement.

9.   Partial Recapture. If only a portion of all of the Policies reinsured
     -----------------
     hereunder is recaptured, as described in Article IX, Paragraph 4, then the accounting and settlements described above will thereafter be made with respect to the portion of the Policies not recaptured. Adjustments in the amounts due from either the Ceding Company or the Reinsurer will be made accordingly.

                                  ARTICLE IX

                            DURATION AND RECAPTURE
                            ----------------------

1.   Duration. Except as otherwise provided herein, this Agreement is unlimited
     --------
     in duration.

2.   Reinsurer's Liability. The liability of the Reinsurer with respect to any
     ---------------------
     policy reinsured hereunder will begin simultaneously with that of the Ceding Company, but not prior to the effective date of this Agreement. The Reinsurer's liability with respect to any policy reinsured hereunder will terminate on the earliest of: (i) the date such policy is recaptured;
     (ii) the date the Ceding Company's liability on such policy is terminated;
     (iii) the date this Agreement is terminated; or (iv) the date on which an assumption occurs pursuant to Article XI. Termination of the Reinsurer's liability is subject to payments in respect of such liability in accordance with the provisions of Article X of this Agreement. In no event should the interpretation of this Paragraph imply a unilateral right of the Reinsurer to terminate this Agreement.

     However, the Reinsurer and/or the Ceding Company may, upon fourteen
     (14) days prior written notice to the other party, terminate this Agreement as to Policies not yet written by the Ceding Company as of the effective date of such termination.

3.   Recapture. The group life and health Policies reinsured hereunder will be
     ---------
     eligible for recapture, at the option of the Ceding Company, subject to fourteen (14) days prior written notice. In no event, however, may the Ceding Company recapture anything other than 100 percent of all of the group life and health Policies reinsured hereunder.

     The individual life and group retirement plan Policies reinsured hereunder may only be recaptured upon mutual consent of both parties.

4.   Replacements. Neither the Ceding Company nor any of its appointed agents
     ------------
     shall initiate any general offer of conversion or replacement under which it would offer to owners of Policies any inducement to surrender their Policies or offer them replacement policies without the written approval of the Reinsurer. The Reinsurer may elect to treat any replaced Policies as recaptured rather than surrendered, and such recapture will apply to all Policies reinsured hereunder. For purposes of this Agreement, the term "replacement Policies" means any instance in which a Policy or any portion of the cash value of a Policy reinsured hereunder is exchanged for another policy or annuity, not covered under this Agreement, which is written by the Ceding Company, its affiliates, successors, assigns or venture partners.

                                   ARTICLE X

                    TRANSITIONAL ACCOUNTING AND SETTLEMENT
                    --------------------------------------

1.   Transitional Accounting. In the event a portion of all reinsurance under
     -----------------------
     this Agreement is recaptured in accordance with Article IX, Paragraph 3, or in the event of an assumption pursuant to Article XI, a Transitional Accounting and Settlement will take place.

2.   Date. The transitional accounting date will be the earliest of: (1) the
     ----
     effective date of recapture pursuant to any notice of recapture given under this Agreement, (2) the effective date of assumption pursuant to
     Article XI, or (3) any other date mutually agreed to in writing.

3.   Settlement. The Transitional Accounting and Settlement will consist of:
     ----------

     (a) the quarterly settlement as provided in Article VIII, Paragraph 3, computed as of the transitional accounting date; and

     (b) payment by the Ceding Company to the Reinsurer of a Transitional Reserve equal to the Modified Coinsurance Reserve on the Policies reinsured hereunder as of the transitional accounting date; and

     (c) payment by the Reinsurer to the Ceding Company of a Transitional Reserve Adjustment equal to the Modified Coinsurance Reserve on the Policies reinsured hereunder as of the transitional accounting date; and

     (d) payment by the Ceding Company to the Reinsurer of any Memorandum Account, as described in Article VII, Paragraph 3, calculated as of the transitional accounting date.

     If only a portion of all of the Policies is recaptured as described in
     Article IX, Paragraph 3, then the Transitional Accounting and Settlement described above will be made with respect to only the portion of the Policies recaptured. If the calculation of the Transitional Accounting and Settlement produces an amount owing to the Ceding Company, such amount will be paid by the Reinsurer to the Ceding Company. If the calculation of the Transitional Accounting and Settlement produces an amount owing to the Reinsurer, such amount will be paid by the Ceding Company to the Reinsurer.

4.   Supplementary Accounting and Settlement. In the event that, subsequent to
     ---------------------------------------
     the Transitional Accounting and Settlement as provided above, a change is made with respect to any amounts due, a supplementary accounting will take place pursuant to Paragraph 3 above. Any amount owed to the Ceding Company or to the Reinsurer by reason of such supplementary accounting will be paid promptly upon the completion thereof.

                                  ARTICLE XI

                            ASSUMPTION REINSURANCE
                            ----------------------

1.   Assumption. Subject to the terms and conditions of this Agreement, the
     ----------
     Ceding Company hereby agrees to cede, on an assumption basis, to the Reinsurer as of the Assumption Date and the Reinsurer agrees to assume from the Ceding Company on such basis, 100% of the liabilities with respect to the Policies reinsured hereunder and identified on Schedule A of this Agreement provided the Contingency occurs.

2.   Third Party Reinsurance. Unless and until the Contingency occurs, the
     -----------------------
     Ceding Company shall retain its liabilities and the benefits of all Third Party Reinsurance with respect to the Policies identified on Schedule A of this Agreement without indemnification from the Reinsurer.

3.   Administration. In the event the Contingency occurs, the Ceding Company
     --------------
     shall continue to administer the Policies identified on Schedule A of this Agreement pursuant to the terms of Schedule D. Upon assumption, the Ceding Company shall become the servicing agent of Reinsurer with respect to the Policies reinsured hereunder.

4.   Policyholder Service. Beginning on the Closing Date and continuing
     --------------------
     thereafter, the Reinsurer shall be solely responsible to policyowners, beneficiaries, regulatory authorities, as between the Reinsurer and the Ceding Company and the Ceding Company's affiliates, parent, officers and directors, with respect to the Policies reinsured hereunder, their administration, terms and conditions. Notwithstanding the preceding, beginning on the Closing Date and continuing thereafter, the Reinsurer shall retain the Ceding Company as its servicing and administration agent. However, such retention shall not relieve the Reinsurer of the ultimate responsibility with respect to the servicing and administration of the Policies reinsured hereunder following such assumption.

     Prior to the Closing Date, the Ceding Company shall be solely responsible to policyowners, beneficiaries, regulatory authorities, as between the Reinsurer and the Ceding Company and the Ceding Company's affiliates, parent, officers and directors, with respect to the Policies reinsured hereunder, their administration, terms and conditions.

5.   Notice to Policyowners. The parties shall cooperate in seeking the
     ----------------------
     approval of the Assumption in any states in which such transactional approvals shall be necessary or appropriate and shall also cooperate as may be necessary or appropriate in securing regulatory approvals of the form of assumption certificate and any related documentation that is to be issued to owners of Policies and in obtaining any necessary contract owner consents to the Assumption. The Ceding Company shall continue to be liable on the Policies to any contract owner who shall exercise a right to reject the Assumption, provided that the Reinsurer shall exercise any available deemer of acceptance, and the Ceding Company shall be contingently liable to owners of any Policy wherever necessary or appropriate to facilitate the Assumption transaction and, in either case, the terms of the Agreement between the parties shall remain in force as to each such Policy.

                                  ARTICLE XII

                             CREDITING RATE POLICY
                             ---------------------

Crediting Rate Policy. The Ceding Company may not change the crediting rate
---------------------
policy without the prior written approval of the Reinsurer. When seeking such approval, the Ceding Company will provide the Reinsurer with its justification for the proposed change in crediting rate policy. The Reinsurer's approval to such a properly documented and supported request will not be unreasonably withheld.

It is the intention of the Ceding Company and the Reinsurer that administrative fee rates charged to the policyowners will at all times be equal to the Target Administrative Fee Rates as set forth below. The Ceding Company may not charge administrative fees based on rates less than the Target Administrative Fee Rates without the prior written approval of the Reinsurer. When seeking such approval, the Ceding Company will provide the Reinsurer with its justification for the proposed decrease in administrative fee rates. The Reinsurer's approval to such a properly documented and supported request will not be unreasonably withheld.

                                 ARTICLE XIII

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

Representations and Warranties. The Ceding Company and the Reinsurer each
------------------------------
represent and warrant to the other that:

1. They are duly incorporated, validly existing and in good standing under the laws of their respective states of domicile and that each has the corporate power and authority to own, lease and operate its assets and to carry on its business now being conducted.

2. They have received all requisite power, authority and legal right and regulatory approval necessary to enter into and effect this Agreement and the performance by each of their obligations hereunder.

3. This Agreement and the obligations of the parties hereunder shall not become effective until and unless all applicable waiting periods under Missouri and New York or under any federal law or regulation shall have expired or been terminated prior to the effective date.

4. The Ceding Company and the Reinsurer shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

5. Each party represents that all negotiations relative to this Agreement and the transactions contemplated hereby, including any subsequent Assumption Reinsurance Agreement and related Administrative Services

     Agreement with respect to the Policies, have been carried out by the Ceding Company and the Reinsurer directly and without the intervention of any person in such manner as to give rise to any valid claim by any other person for a finder's fee, brokerage, commission or similar payment. Each party will bear the costs of its professional advisors, if any, involved in the negotiation and implementation of this Agreement.

6. Each party represents that its has been represented by and relied on the advice of counsel of its choice in the negotiation and drafting of the Agreement. The parties affirm that their respective counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Schedule attached hereto.

7. The Ceding Company will continue to administer the Policies in the ordinary course of business prior to the Effective date and during that time will neither change any method of doing business, accounting or operation nor enter into any transaction that would have a material adverse effect on the Reinsurer after the date hereof, except with the prior written consent of the Reinsurer, which consent shall not be unreasonably withheld.

8. Insurer Data. The Ceding Company acknowledges that, at the request of the Reinsurer, it has provided certain data related to the Policies for its review prior to entry into this Agreement and hereby affirms that all factual information so provided was, to the best of the Ceding Company's knowledge and belief, complete and accurate, as of the date provided, in all material respects.

                                  ARTICLE XIV

                                  ARBITRATION
                                  -----------

1.   Arbitration. All disputes and differences between the parties will be
     -----------
     decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from an arbitration proceeding by applicable state law.

2.   Demand. Either party may initiate arbitration by providing written
     ------
     notification to the other party. Such written notice shall set forth (1) a brief statement of the issue(s); (2) the failure of the parties to reach agreement; and (3) the date of the demand for arbitration.

3.   Arbitration Panel. The arbitration panel shall consist of three
     -----------------
     arbitrators. The arbitrators must be impartial and must be or must have been officers of life insurance companies other than the parties or their affiliates.

4.   Selection. Each party shall select an arbitrator within thirty days from
     ---------
     the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten days, the arbitrator will appoint an arbitrator on its behalf. The two arbitrators shall select the third arbitrator within thirty days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator with the time allowed, then each of the other two arbitrators shall submit to the other a list of three candidates, after which each arbitrator shall select one name from the list submitted by the other and the third arbitrator shall be selected from the two names chosen by drawing lots.

5.   Interpretation. The arbitrators shall interpret this Agreement as an
     --------------
     honorable engagement rather than merely as a legal obligation and shall consider practical business and equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitrators are released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

6.   Procedures. The arbitrators shall determine all arbitration schedules and
     ----------
     procedural rules. Organizational and other meetings will be held in New York, NY, unless the arbitrators shall select another location. The arbitrators shall decide all matters by majority vote. The arbitrators shall render their decision within forty-five days after the close of final arguments.

7.   Finality and Enforcement. The decisions of the arbitrators shall be final
     ------------------------
     and binding on both parties. The arbitrators may, at their discretion, award costs and expenses as they deem appropriate, including but not limited to attorneys fees and interest. Judgment may be entered upon the final decision of the arbitrators in any court of competent jurisdiction. The arbitrators may not award any exemplary or punitive damages.

8.   Expenses. Unless the arbitrators shall provide otherwise, each party will
     --------
     be responsible for: (a) all fees and expenses of its respective counsel, accountants, actuaries and other representatives in connection with the arbitration and (b) one-half (1/2) of the expenses of the arbitration, including the fees and expenses of the arbitrators.

                                  ARTICLE XV

                                  INSOLVENCY
                                  ----------

Insolvency. In the event of the Ceding Company's insolvency, any payments due
----------
the Ceding Company from the Reinsurer pursuant to the terms of this Agreement will be made directly to the Ceding Company or its conservator, liquidator, receiver or statutory successor. The reinsurance will be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Policies reinsured without diminution because of the insolvency of the Ceding Company. The conservator, liquidator, receiver or statutory successor of the Ceding Company will give the Reinsurer written notice of the pendency of a claim against the Ceding Company on any policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Ceding Company's name (or in the name of the Ceding Company's conservator, liquidator, receiver or statutory successor), in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Ceding Company or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

                                  ARTICLE XVI

                         EXECUTION AND EFFECTIVE DATE
                         ----------------------------

In witness of the above, this Agreement is entered into on the date above first written.

                                         GENERAL AMERICAN LIFE INSURANCE
ATTEST:                                  COMPANY ("Ceding Company")

By:     /s/ Deborah J. Walters           By:     /s/ Tim Klopfenstein
        -------------------------------          ------------------------------
Title:  Vice President Individual Ops.   Title:  Vice President & CFO
                                                 Individual

                                         METROPOLITAN LIFE INSURANCE COMPANY
ATTEST:                                  ("Reinsurer")

By:     /s/ Gilbert Stallings            By:     /s/ Ira H. Shuman
        -------------------------------          ------------------------------
Title:  Assistant General Counsel        Title:  Associate General Counsel

10-7-99
GA_MET.AGR

                                  SCHEDULE A

                         POLICIES AND RISKS REINSURED
                         ----------------------------

Policies and Risks Reinsured. Under this Agreement, the Reinsurer reinsures a
----------------------------
100 percent quota share of the Ceding Company's net liability on (i) those individual life insurance Policies and group retirement plans and individual annuities issued by the Ceding Company on or after July 25, 1999, and
(ii) those group life and health insurance Policies issued or renewed by the Ceding Company on or after July 25, 1999.

"Net liability," as used in this Agreement, means the Ceding Company's liability on Policies reinsured hereunder calculated net of other reinsurance as described in Article IV, Paragraph 7.

In the event that the Ceding Company issues Policies not currently reinsured under this Agreement, the Ceding Company may request, in writing, reinsurance of such Policies under this Agreement. The Reinsurer will provide written notification to the Ceding Company as to the Reinsurer's acceptance or rejection of reinsurance of such Policies within thirty (30) days after receipt of the Ceding Company's request. If the Reinsurer accepts such Policies for reinsurance hereunder, such Policies will be deemed to be reinsured under this Agreement and the Ceding Company and the Reinsurer will share proportionately in any increase or decrease in the Ceding Company's liability which results from the addition of the new Policies. If the Reinsurer rejects such Policies, the Reinsurer's liability under this Agreement will be determined excluding such Policies from reinsurance hereunder.

                                   SCHEDULE B

                  QUARTERLY REPORT OF ACTIVITY AND SETTLEMENTS
                  --------------------------------------------

                       FROM CEDING COMPANY TO REINSURER

                        Accounting Period:
                                           ------------
                        Calendar Year:
                                       ----------------
                       Date Report Completed:
                                              ---------

1.   Reinsurance Premiums (Article II, Paragraph 1)                ---------

2.   Ceded Reinsurance Premiums (Article II, Paragraph 2)          ---------

3.   Third Party Expense Reimbursements (Article II, Paragraph
     3)

4.   Commission and Expense Allowance (Article III)                ---------

5.   Benefit Payments (Article IV)
     a.  Claims                                       ---------
     b.  Cash Surrender Values Benefit                ---------
     Payments = a + b                                              ---------

6.   Modified Coinsurance Reserve Adjustment (Article V,
     Paragraph 1)
     a.  Modified Coinsurance Reserve end of current  ---------
         Accounting Period
     b.  Modified Coinsurance Reserve end of          ---------
         preceding Accounting Period
     c.  Modified Coinsurance Reserve Investment      ---------
         Credit (Schedule C)
     Modified Coinsurance Reserve Adjustment = a - b - c           ---------

7.   Dividends (Article VI)                                        ---------

8.   Memorandum Account (Article VII, Paragraph 3)                 ---------

9.   Experience Refund = l - 2 + 3 - 4 - 5 - 6 - 7 - 8
     (If negative, see Article VII)                                ---------

10.  Cash Settlement = l - 2 + 3 - 4 - 5 - 6 - 8 - 9               =========

Supplemental Information - Individual life
------------------------

                                           Number
                                             of      Statutory
                               In Force   Policies    Reserve
                               --------   --------   ---------
Beginning of Period
                               -------    -------     -------
+ Additions
                               -------    -------     -------
- Terminations
                               -------    -------     -------
End of Period
                               =======    =======     =======

Supplemental Information - Group retirement plans
------------------------

                                           Number
                                             of      Statutory
                               In Force   Policies    Reserve
                               --------   --------   ---------
Beginning of Period
                               -------    -------     -------
+ Additions
                               -------    -------     -------
- Terminations
                               -------    -------     -------
End of Period
                               =======    =======     =======

Supplemental Information - Group life and health
------------------------

                                           Number
                                             of    Statutory
                               In Force   Policies  Reserve
                               --------   -------- ---------
Beginning of Period
                               -------    -------   -------
+ Additions
                               -------    -------   -------
- Terminations
                               -------    -------   -------
End of Period
                               =======    =======   =======

Allowances for Commissions and Expenses (Article III)
---------------------------------------

a.   10% x Reinsurance Premiums related to whole life and term life Policies
b. 8% x Reinsurance Premiums related to universal life and variable universal life Policies
c. .125% x Modified Coinsurance Reserve related to universal life and variable universal life Policies
d. .2125% x average general account fund balance related to group annuity Policies written on contract form KC997
e. .45% of the average account fund balance related to group annuity Policies written on contract form 10395
f.   $45 per each individual fixed annuity Policy
g.   $75 per each individual variable annuity Policy
h.   Allowances for Commissions and Expenses = a + b + c + d + e + f + g

                                  SCHEDULE C

                MODIFIED COINSURANCE RESERVE INVESTMENT CREDIT
                ----------------------------------------------

Modified Coinsurance Reserve Investment Credit. The Modified Coinsurance
----------------------------------------------
Reserve Investment Credit for any Accounting Period equals (i) plus (ii), determined on a monthly basis and averaged to determine a credit for the Accounting Period, where:

(i) equals the investment earnings attributable to the portion of the general account related to the whole life, term life, variable universal life, universal life, individual annuities and group annuity Policies determined as follows:

     (a)  whole life: equals 1x(2/3) where:

          1 equals the average Modified Coinsurance Reserve with respect to the whole life Policies;

          2 equals the average individual portfolio rate, excluding policy loans; and

          3 equals four;

     (b)  term life: equals 1x(2/3) where:

          1 equals the average Modified Coinsurance Reserve with respect to the term life Policies;

          2 equals the average individual portfolio rate, excluding policy loans; and

          3 equals four;

     (c) universal life and variable universal life: the investment return with respect to the general account assets multiplied by the ratio which the average individual portfolio rate, excluding policy loans, bears to the current general account crediting rate.

     (ii) equals the investment return with respect to the separate account assets.

                                  SCHEDULE D

                             SERVICING ARRANGEMENT
                             ---------------------

1. In the event of an assumption of the Policies described in Schedule A in accordance with the terms of this Agreement, the Ceding Company shall become the administration and servicing agent of the Reinsurer with respect to the Policies reinsured hereunder. On and after the Closing Date, the Ceding Company agrees to provide policyholder service for the Policies and to supply the Reinsurer on a timely basis copies of accounting and other records pertaining to such service when requested by the Reinsurer. Such service will include, but not be limited to, the following:

     (a) Preparing and mailing premium notices to policyowners at a reasonable time in advance of applicable due dates;

     (b)  Collecting premiums and other amounts due under the Policies;

     (c) Providing usual and customary services for policyowners, including, but not limited to, paying policyowners dividends declared by the Reinsurer, handling policy loans and policy loan requests, providing information concerning the Policies and handling surrenders, partial withdrawals, reinstatements, cancellations and conversions or other changes provided for under the Policies;

     (d) Handling policyowner tax reporting and collection in connection with the Policies, including, without limitation, the preparation of all Form 1099's and compliance with any and all withholding requirements of the tax laws in connection with payments of benefits and any other amounts due under the Policies;

     (e) Handling all matters relating to the payment of claims on the Policies, including, without limitation, receipt, processing, investigation, obtaining medical and legal advice, defense and timely payment of death benefits, surrenders and all other claims under the Policies;

     (f) Maintaining all files necessary or appropriate for administration of the Policies, including, without limitation, system files, policy administration files, financial data, agent and commission files and claims files, all as the parties may from time-to-time agree;

     (g) Calculating and paying all commissions to agents or brokers entitled thereto, if any, and compliance with any and all withholding requirements of the tax laws in connection therewith;

     (h) Preparation of quarterly and annual financial statement data, where applicable, for inclusion in the Reinsurer's statutory financial statements and delivery of such data in a form usable by the Reinsurer within twenty (20) calendar days of the end of each quarter or year;

     (i)  Administering all Third-Party Reinsurance Arrangements;

     (j) At the direction of the Reinsurer, making any required rate and form filings with regulatory authorities in connection with any changes in the Assumed Policies, following the Assumption Date, made in accordance with Article 4.1 (k); and

     (k) On and after the Closing Date, the Company shall assist the Reinsurer with the notification of owners of the Assumed Policies with respect to the assumption program described in Article II.

2.   Performance. The policyowner services provided pursuant to Paragraph 1
     -----------
     above shall comply with the level of performance reasonably required of an administrator of insurance Policies of the type reinsured hereunder; provided however, that in no event shall the Ceding Company provide services hereunder which do not meet the standards applicable to the administration of its own Policies, not assumed. The Ceding Company agrees to adhere to any written guidelines and procedures regarding policyowner services as may be agreed by the parties from time-to-time.

3.   Regulatory Inquiry, Investigation or Proceeding. The Ceding Company shall
     -----------------------------------------------
     state in all correspondence that it is acting as Administrator for the Reinsurer and shall include in such correspondence and related forms a statement reasonably designed to indicate clearly that the coverage is provided under a Policy of the Reinsurer. Any letter sent to any owner of a Policy or claimant shall contain the name, address and telephone number of the Reinsurer and, if the number of the Policy is contained therein, will state the name of the Reinsurer next to the Policy number. If the Ceding Company's address is included in any form indicating where the completed form should be sent, it will indicate that the completed form is to be sent to the Reinsurer care of the Ceding Company or to the Ceding Company as Administrator for the Reinsurer. If any correspondence or related forms state that the Ceding Company can be called for further information, the Ceding Company's telephone number can be given; provided, however, that the Ceding Company shall answer either in the name of the Reinsurer or in its name as Administrator for the Reinsurer.

     The Reinsurer shall retain the authority to make all final decisions with respect to the administration of the Policies. The failure of the Reinsurer affirmatively to exercise such authority shall not constitute a waiver of such authority or an omission for the purposes of Article I,
     Section 21.

     All original files or suitable copies that are held or produced by the Ceding Company pursuant to this Agreement (including, but not limited to, all contract, correspondence and data processing tapes and files) shall be the property of the Reinsurer. The Ceding Company shall provide security for the files that are in its possession, including disaster recovery procedures, and shall maintain them in space segregated within a facility of the Ceding Company in accessible form until such files are at the Reinsurer's direction and expense transferred to the Reinsurer upon the termination of this Agreement. The Ceding Company shall provide such files to the Reinsurer promptly upon request and shall cooperate with any regulatory authority having jurisdiction over the Reinsurer in providing access to such files. Each party shall take all reasonable action necessary to ensure that at all times the Reinsurer has timely access to all claims and underwriting information relating to the Policies. The Ceding Company shall, at the expense of the Reinsurer, make all files available in New York City.

     The Ceding Company shall provide to the Reinsurer such information and documents as the Reinsurer may reasonably require from time to time to track the experience of the Policies, prepare all reports required by law (or by GAAP accounting regardless of whether required by law), respond to requests by regulators, policyholders or others and otherwise to take any actions required or reasonably contemplated by this Agreement. The Ceding Company shall provide to the Reinsurer any such information or documents within thirty (30) days of the Reinsurer's request, unless the production of such information requires a change in the Ceding Company's procedures, in which case delivery at a mutually agreed later date will be provided. The Reinsurer will reimburse the Ceding Company for necessary changes in procedures except for those deemed minimal by the Ceding Company.

     The Ceding Company shall receive all premiums collected on behalf of the Reinsurer in a fiduciary capacity and all such receipts shall be promptly deposited in a separate bank account in the name and on behalf of the Reinsurer.

     The Ceding Company shall establish a file into which all correspondence from or inquiries by any state regulatory agency concerning the Ceding Company's operation with respect to the Policies and the responses to such correspondence or inquiries shall be placed. The Ceding Company shall keep a file register of such correspondence and shall provide a copy of the file register to the Reinsurer on a quarterly basis. Any formal complaint against the Reinsurer brought by any state regulatory agency shall be sent immediately to the Reinsurer. The Reinsurer shall be responsible for the final resolution of any consumer complaint.

     The Ceding Company shall defend or handle any legal or regulatory matter in the name and on behalf of the Reinsurer, unless the

     Reinsurer shall assume the direct handling of such matter at its expense, in which case the Ceding Company shall be relieved of further liability; provided, however, that the Ceding Company shall not settle or compromise any matter adverse to the Reinsurer without the Company's prior written consent. The Ceding Company shall not institute, prosecute or maintain any legal or regulatory proceedings on behalf of the Reinsurer, except as may be expressly provided in this Agreement without the prior written consent of the Reinsurer.

4.   Forwarding. On and after the Closing Date, the Ceding Company shall
     ----------
     forward to the Reinsurer (a) all premium payments for the Assumed Policies received by it and (b) all written notices and other written communications received by it relating to the Assumed Policies.

     On and after the Closing Date, the Ceding Company shall promptly forward to the Reinsurer, copies of any written inquiries or complaints regarding the Assumed Policies as well as all suits and actions involving the Assumed Policies for which the Ceding Company receives service of process. The Ceding Company shall advise the Reinsurer promptly in writing of any suits or actions that the Ceding Company in its reasonable judgment believes are likely to be filed involving the Assumed Policies.

5.   Third Party Administrators. The Ceding Company shall not use the services
     --------------------------
     of any third party administrators in connection with the administration and servicing of the Assumed Policies unless it obtains the prior written consent of the Reinsurer.

6.   Administrative and Servicing Fees. In consideration of the Ceding
     ---------------------------------
     Company's servicing of the Assumed Policies, the Reinsurer shall pay administrative and servicing fees described in Schedule E to the Ceding Company on a monthly basis beginning on the Closing Date.

                                  SCHEDULE E

                       ADMINISTRATIVE AND SERVICING FEES
                       ---------------------------------

Administrative and Servicing Fees.
---------------------------------

          The administrative and servicing fees for each Accounting Period equal to (i) plus (ii) plus (iii) plus (iv) plus (v), where:

               (i) equals ten percent (10%) of Reinsurance Premiums for the Accounting Period as described in Article II related to whole life and term life Policies;

               (ii) equals eight percent (8%) of Reinsurance Premiums for the Accounting Period as described in Article II related to universal life and variable universal life Policies; and

               (iii) equals one-eighth of one percent (.125%) of the portion of the Modified Coinsurance Reserve, as of the end of the Accounting Period as described in Article V, Paragraph 2, related to the universal life and variable universal life Policies.

               (iv) equals twenty-one and one fourth one hundredths of one percent (.2125%) of the average general account fund balance for the Accounting Period related to the group annuity Policies written on contract form KC997; and

               (v) equals forty-five one hundredths of one percent (.45%) of the average general account fund balance for the Accounting Period related to the group annuity Policies written on contract form 10395.

                                  SCHEDULE F

                            THIRD PARTY REINSURANCE
                            -----------------------

1.   Assignment. Subject to receipt of all necessary consents from reinsurers
     ----------
     and on terms mutually agreeable to the parties, the Ceding Company shall assign to the Reinsurer all of its rights and interests under the Third Party Reinsurance Agreements, and the Reinsurer shall assume all of the Ceding Company's liabilities and obligations under the Third Party Reinsurance Agreements. Such assignment shall become effective upon the Closing Date. The Ceding Company shall use all commercially reasonable efforts to obtain the consent of any reinsurer than may be required to effect the assignment of each such reinsurance agreement.

2.   Reimbursement. Notwithstanding the provisions of Paragraph 1 above, in the
     -------------
     event the Third Party Reinsurance Agreements cover Policies in addition to the Assumed Policies, the Ceding Company shall not assign its rights, obligations and interests to the Reinsurer, but rather the Ceding Company shall collect proceeds from such Third Party Reinsurance Agreements and pay the portion of such proceeds so collected to the Reinsurer which corresponds to the Assumed Policies. The Reinsurer shall reimburse the Ceding Company for the portion of any Third-Party Reinsurance premiums paid by the Ceding Company with respect to the Assumed Policies in the event the Third Party Reinsurance Agreements are not assigned to the Reinsurer.

3.   Changes. Between the effective date of this Agreement and the date on with
     -------
     this Agreement terminates the Ceding Company shall not make any changes to the Third Party Reinsurance Agreements or exercise any rights to alter reinsurance coverage provided thereunder without the prior written approval of the Reinsurer, unless the Reinsurer advises the Ceding Company that the Reinsurer will decline assignment or opt out as permitted by Paragraph 4 below.

4.   Rejection by the Reinsurer. Notwithstanding the provisions of Paragraphs 1
     --------------------------
     and 2 above, the Reinsurer may chose not to accept assignment of the Third Party Reinsurance Agreements as described in Paragraph 1 above and/or may opt not to participate in the costs and benefits of the Third Party Reinsurance Agreements pursuant to Paragraph 2 above. If the Reinsurer neither accepts assignment of the Third Party Reinsurance Agreements nor participates in the costs and benefits of the Third Party Reinsurance Agreements, the Ceding Company may manage, terminate or exercise any rights or options the Ceding Company may have with respect to the Third Party Reinsurance Agreements.

5.   List of Third Party Reinsurers. As of July 25, 1999, the Ceding Company
     ------------------------------
     held Third Party Reinsurance Agreements on these Policies with the following reinsurers:

     American Phoenix Life & Reinsurance Company
     Business Mens Assurance Company of America
     Continental Assurance Company
     ERC Life Reinsurance
     Lincoln National Life Insurance Company
     Missouri Reinsurance (Barbados) Inc.
     Munich American Reassurance Company
     Phoenix Home Life Insurance Company
     RGA Reinsurance Company
     Security Life of Denver Insurance Company
     Sun Life Assurance Company of Canada
     Swiss Re Life & Health America

                                 AMENDMENT ONE

TERMINATION AS TO NEW BUSINESS. This Agreement is hereby terminated as to
------------------------------
Business issued on or after January 6, 2000. Ceding Company is hereby relieved of the obligation to cede and Reinsurer is hereby relieved of the obligation to assume Business issued on or after January 6, 2000. The term "Business issued" for purpose of this paragraph shall mean Business which does not meet all of the following criteria prior to January 6, 2000:

a) Applications must be received in the Ceding Company's home office with premium;

b) The premium received must be sufficient to cover at least one month of coverage that was applied for,

and Such Policy must have been or must, thereafter, become effective, as applied for, under the Ceding Company's customary and usual procedures.

RECAPTURE OF GROUP LIFE AND HEALTH BUSINESS. In accordance with Article IX,
-------------------------------------------
Duration and Recapture, the Ceding Company and the Reinsurer hereby agree that all group life and health Business ceded under the Agreement is recaptured by the Ceding Company effective 12.01 a.m. January 6, 2000. The Reinsurer is hereby relieved of the obligation to pay benefit Payments related to such group Business arising on and after January 6, 2000 and the Ceding Company is hereby relieved of the obligation to pay premiums to the Reinsurer with respect to such group Business beginning January 6, 2000.

ACCOUNTING AND SETTLEMENT. A transitional accounting and settlement shall be
-------------------------
completed with respect to the group Business in accordance with Article X.

WAIVER OF NOTICE. The fourteen (14) day notice period required by Article IX is
----------------
hereby waived by the Reinsurer.

IN WITNESS WHEREOF, the parties have caused this Amendment One to the Agreement to be signed as of January 6, 2000.

GENERAL AMERICAN LIFE INSURANCE COMPANY

By:     /s/ Tim Klopfenstein
        ----------------------------------
Title:  Vice President & CFO Individual

METROPOLITAN LIFE INSURANCE COMPANY

By:     /s/ Ira H. Shuman
        ----------------------------------
Title:  Associate General Counsel